EXHIBIT 1

JOINT FILING AGREEMENT

     The undersigned hereby agree that this Statement on Schedule 13D with respect to the Common Stock of Extended Stay America, Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: March 9, 2004	/s/ H. Wayne Huizenga H. WAYNE HUIZENGA
Dated: March 9, 2004	HUIZENGA INVESTMENTS LIMITED PARTNERSHIP, a Nevada limited partnership
By: Huizenga Investments, Inc., a Nevada corporation, as general partner
By: /s/ Cris V. Branden CRIS V. BRANDEN President
Dated: March 9, 2004	HUIZENGA INVESTMENTS, INC., a Nevada corporation
By: /s/ Cris V. Branden CRIS V. BRANDEN President